Exhibit 1

Announcement  | Lisbon  | 23 July 2014

Material fact disclosed by Oi

PT Portugal, SGPS, S.A., hereby informs on the material fact disclosed by Oi, S.A., as detailed in the company’s document attached hereto.

PT Portugal, SGPS, SA Avenida Fontes Pereira de Melo, 40 1069-300 Lisbon Portugal	Share capital Euro 3,450,000,000 Registered in the Commercial Registry Office of Lisbon and Corporation no. 507 690 737	Nuno Vieira Investor Relations Director nuno.t.vieira@telecom.pt Tel.: +351 21 500 1701 Fax: +351 21 500 0800

www.telecom.pt

Oi S.A.

Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33.30029520-8

Publicly-Held Company

MATERIAL FACT

Oi S.A. (“Oi” or the “Company,” Bovespa: OIBR3, OIBR4; NYSE: OIBR and OIBR.C), in compliance with art. 157, §4º of Law No. 6,404/76, pursuant to CVM Instruction No. 358/02 and, in addition to the Material Facts dated as of July 2 and July 15, 2014, notifies its shareholders and the market in general that, on July 22, 2014, the cure period for payment of the commercial paper (the “Commercial Paper”) issued by Rio Forte Investments S.A. (“Rio Forte”) that was the subject of investments currently held by PT Portugal SGPS, S.A. and Portugal Telecom International Finance B.V. expired without the amount due on the Commercial Paper having been paid.

The Company also discloses that, notwithstanding the Memorandum of Understanding entered into between the Company and Portugal Telecom SGPS, S.A. (“PT SGPS”) (which provides for the transfer of the Commercial Paper to PT SGPS in exchange for an amount equivalent to 100% of its face value as of the date of execution of the definitive agreements governing the exchange among the parties, among other conditions), until the effective transfer of the Commercial Paper, the Company’s subsidiaries PT Portugal SGPS, S.A. and Portugal Telecom International Finance B.V. will adopt all necessary measures for the collection of the Commercial Paper and any other acts necessary for the protection and defense of its interests.

Oi will keep its shareholders and the market informed of any material subsequent events related to the topics described in this Material Fact.

Rio de Janeiro, July 23, 2014.

Oi S.A.

Bayard De Paoli Gontijo

Chief Financial Officer and Investor Relations Officer